CONSULTING AGREEMENT
                    SILICON SOUTH, INC AND ROBERT A. STRAHL.


This Consulting Agreement ("AGREEMENT") is made on the 10th day of March, 1999, by and between Robert A. Strahl (hereafter referred to as RAS) who's offices are located at 200 Camino Aguajito, Suite 200, Monterey, California 93940 and Silicon South, Inc. (hereafter referred to as SS, INC) who's address is 20 Paso del Rio, Carmel Valley, California 93940.

The  parties  agree  as  follows:

Beginning on the date of this agreement RAS will provide office space, general administrative and telephone services for a period of 1 year. He will have a right to buy 100,000 shares of common stock at $0.001 and receive up to $8,500 for these services.

        SILICON  SOUTH,  INC.




By:  _______________________
     Mathew  Rule,  President









By:  _________________________
     Robert  A.  Strahl


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